                           CD INVESTMENT PARTNERS LTD.

                            CD CAPITAL MANAGEMENT LLC

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                        MASTER FUND MANAGEMENT AGREEMENT

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                          DATED AS OF FEBRUARY 5, 2003

                           CD INVESTMENT PARTNERS LTD.
                                       AND
                            CD CAPITAL MANAGEMENT LLC

                                        +

                        MASTER FUND MANAGEMENT AGREEMENT

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                                TABLE OF CONTENTS

SECTION                                                                     PAGE
                                                                            ----

17.  Right of Third Parties to Rely on the Power and Authority of the

                                       -i-

                           CD INVESTMENT PARTNERS LTD.
                                       AND
                            CD CAPITAL MANAGEMENT LLC

                                        +

                        MASTER FUND MANAGEMENT AGREEMENT

          This Master Fund Management Agreement is made as of February 5, 2003 by and between CD INVESTMENT PARTNERS LTD. (THE "MASTER FUND"), a Cayman Islands
company formed with limited liability whose registered office is c/o Trident
Trust Company (Cayman) Limited, One Capital Place, Fourth Floor, P.O. Box 847
GT, George Town, Grand Cayman Islands, and CD CAPITAL MANAGEMENT LLC (THE
"PORTFOLIO MANAGER"), a Delaware limited liability company whose principal office is Two North Riverside Plaza, Sixth Floor, Chicago, Illinois 60606.

                                    RECITALS:

          WHEREAS, the Master Fund is an open-end investment company formed under the laws of the Cayman Islands organized in December 2002; and

          WHEREAS, the Master Fund will be used to consolidate the trading of two or more investor funds sponsored by the Portfolio Manager.

          NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follow:

          1.   Ratification and Approval.

          The Master Fund and the Directors hereby appoint the Portfolio Manager as the Master Fund's portfolio manager.

          2.   Power and Authority of the Portfolio Manager.

          (a) The Master Fund hereby designates and appoints the Portfolio
Manager as the Master Fund's agent and attorney-in-fact, with exclusive, full and discretionary power and authority, and without need of any further approval by the Master Fund (except as may be required by law), to perform or omit to perform any act (in each case at the expense of the Master Fund) which the
Portfolio Manager may deem necessary or advisable in connection with the management of the Master Fund's investment assets.

          (b) The Portfolio Manager may employ, consult and/or otherwise contract, at the Master Fund's expense, with such persons as the Portfolio
Manager may deem necessary or advisable in connection with the power and authority hereby conferred on the Portfolio Manager, including accountants, advisers, agents, attorneys, brokers, clearing agents, consultants, custodians, employees, investment advisers, money managers and traders, whether or not one or more such persons are affiliates of the Portfolio Manager, or are members, directors, officers, partners, employees or agents of any of the foregoing
(collectively, with the Portfolio Manager, "RELATED PARTIES"); and the Portfolio
Manager may obligate the Master Fund to pay such compensation to such persons as the Portfolio Manager may determine.

                                       -1-

          (c) For the avoidance of doubt, the following is a non-exclusive list
(by way of illustration only) of certain of the acts which the Portfolio Manager is specifically authorized to perform or omit to perform on behalf of the Master
Fund and/or cause the Master Fund itself to perform or omit to perform in connection with the Portfolio Manager's management of the Master Fund's investment assets:

          (i)  manage the Master Fund's investment assets in such manner and pursuant to such strategy or strategies as the Portfolio Manager may deem appropriate;

          (ii) determine the fair market value of the Master Fund's investment assets and consult with the Directors regarding the possible establishment of reserves;

          (iii) borrow funds and/or investment assets from any person and/or utilize any form of financing or leverage, in each case either with or without collateral or security and without limitation as to the amount or manner and timing of repayment;

          (iv) loan funds and/or investment assets to any person, with or without collateral or security and without limitation as to the amount or manner and timing of repayment;

          (v)  guarantee the obligations of any other person and incur all manner of financial obligations;

          (vi) issue, accept, endorse and/or execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures, variable-rate notes and other negotiable or non-negotiable instruments and evidences of indebtedness;

          (vii) incur and pay expenses;

          (viii) own and lease property;

          (ix) negotiate, open, maintain and close one or more accounts, including brokerage, margin and clearing accounts, with brokers, clearing agents, futures commission merchants and other financial institutions;

          (x)  open, maintain and close one or more bank accounts with financial institutions and/or trading accounts with brokers, including specialists, floor brokers, forwarding brokers, futures
               commission merchants and others;

          (xi) draw checks and/or other orders for the payment of monies;

          (xii) enter into arrangements to self-clear transactions with all manner of financial and commercial institutions;

          (xiii) enter into registration rights, placement, selling and financing agreements, private placement and securities purchase agreements and shareholders' agreements, as well as all other manner of agreements and undertakings;

                                       -2-

          (xiv) negotiate and enter into with any person(s) all manner of financial agreements, including, without limitation, "swaps,"
               "swaptions," "collars," "caps," "floors," over-the-counter derivatives, counterparty agreements and all other forms of trading and investment contracts and instruments and other financial and commercial agreements and undertakings, as well as repurchase agreements, reverse repurchase agreements, securities lending and hypothecation agreements and all other manner of related or similar agreements or transactions;

          (xv) determine which of the Master Fund's investment assets constitute
               "Hot Issues";

          (xvi) exercise all rights of the Master Fund with respect to any investment asset;

          (xvii) establish, participate or invest in any person (including passive investment vehicles);

          (xviii) register any assets owned by the Master Fund in the Master
               Fund's name, in the name of a nominee for the Master Fund or in
               "street name"; and

          (xix) do, or omit to do, all other such acts, and execute and deliver all other such agreements, documents and instruments as the
               Portfolio Manager may deem necessary or advisable in connection with the authorities delegated to the Portfolio Manager by the
               Master Fund.

          (d) Whenever the Portfolio Manager is to determine or decide any matter as provided in this Agreement, such determination or decision shall be in the sole and absolute discretion of the Portfolio Manager. All judgments and determinations made by the Portfolio Manager pursuant to or in connection with this Agreement shall be binding and conclusive, absent manifest error.

          3. Dealings with and by Related Parties.

          (a) Nothing in this Agreement shall limit or restrict the Portfolio
Manager from causing the Master Fund to engage, or any Related Party from itself engaging -- during the term of this Agreement or thereafter and during the course of the Master Fund's ongoing operations as well as during its liquidation and the transactions associated therewith -- in all manner of transactions with one or more Related Parties to the fullest extent permitted by law.

          (b) Any Related Party may:

          (i)  engage or invest in, directly or indirectly, any activity or venture of any nature or description, whether competitive with, the same as, or similar to, that of the Master Fund;

          (ii) buy or sell investment assets for its own account or for the account of other persons, including investment assets which are the same as, or similar to, investment assets bought or sold by the Master Fund; or

                                       -3-

          (iii) organize, participate in (including become, inter alia, a general partner, officer, director, adviser or manager of), control, advise or provide services to another person which also purchases, sells, holds or deals with investment assets.

          (c) Any Related Party may engage in transactions and/or make investments, or cause other persons to engage in transactions and/or make investments, which may differ from or be identical to the transactions engaged in or the investments made by the Master Fund under the management of the
Portfolio Manager.

          (d) Any Related Party may give advice to any other person and/or with respect to such person's assets which may differ from or be identical to advice given to the Master Fund by the Portfolio Manager.

          (e) Any Related Party may serve in any capacity with the Master Fund, including as a Director and/or officer.

          4. Principles of "Corporate Opportunity" Not Applicable.

          (a) The principles of the doctrine of "corporate opportunity" or other similar rights or claims shall not apply to the Portfolio Manager's dealings with the Master Fund (which shall be strictly on an independent contractor basis as contemplated by SECTION 10) or to any other Related Party's dealings with the
Master Fund (which may or may not be strictly on an independent contractor basis), and the Master Fund hereby waives, relinquishes and renounces any such right or claim, whether now in existence or arising in the future.

          (b) The Portfolio Manager shall have no obligation to engage in any transaction or make any investment for the Master Fund, irrespective of whether one or more Related Parties do so for their own accounts or the account of any other person, and neither the Master Fund nor any Shareholder shall have any first refusal, co-investment or other rights with respect to any such transaction or investment.

          (c) Nothing in this Agreement shall give the Master Fund or any
Shareholder any right to participate in or to receive the benefits of any activity or venture of the Portfolio Manager (except as expressly set forth herein) or any other Related Party.

          5. Asset Value; Reserves.

          (a) The Portfolio Manager shall assist the Master Fund in determining its Net Asset Value (including any associated liabilities and any related currency exchange-rate conversions), and shall consult with the Directors concerning the advisability of establishing reserves for unknown or unfixed liabilities or contingencies or for any other reason.

          (b) The Portfolio Manager shall assist the Master Fund in determining if the determination of Net Asset Value shall be postponed.

          6. Standard of Liability; Indemnification.

          (a) The Portfolio Manager, its members, principals and affiliates and their respective members, officers, employees and agents (collectively,
"PORTFOLIO MANAGER PARTIES") shall not be liable to the Master Fund or any other
Shareholder (or assignee) for any

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claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Master Fund and its operation or the offering of the
Interests other than those directly attributable to the fraud, gross negligence or willful disregard of such Portfolio Manager Party's duties under this
Agreement.

          No Portfolio Manager Party shall be liable to the Master Fund or any
Shareholder for failure to obtain the lowest negotiated brokerage commission rates, or to combine or arrange orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of the Master Fund, or for failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Master Fund. No Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for claims, costs, expenses, damages, or losses due to circumstances beyond any Portfolio Manager Party's control, including but not limited to, the bankruptcy, insolvency or suspension of normal business activities by any bank, brokerage firm or transfer agent holding assets of the Master Fund, or due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker, agent or sub-contractor of the Master Fund chosen by a Portfolio Manager Party in good faith.

          In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Portfolio Manager Party shall be liable to the Master Fund or any Shareholder for any actions or omissions of (i)
any broker or dealer chosen by a Portfolio Manager Party in good faith, (ii) any investment advisor chosen by a Portfolio Manager Party in good faith or (iii)
any broker or dealer chosen by any investment advisor chosen by a Portfolio
Manager Party.

          No Portfolio Manager Party shall bear any liability whatsoever in respect of valuations provided to a Portfolio Manager Party by unaffiliated investment advisers, brokers, dealers or others, provided that such valuations were relied upon in good faith.

          (b) The Master Fund shall indemnify and hold harmless the Portfolio
Manager Parties from and against any loss or expense suffered or sustained by any of them by reason of the fact that a Portfolio Manager Party is or was connected in any respect with the Master Fund or the offering of the Interests, including, without limitation, any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided that the Portfolio Manager Party would not have been subject to liability under SECTION 6(A) for the conduct which led to such loss or expense.

          The Master Fund shall advance payments asserted by a Portfolio Manager
Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due, provided such Portfolio Manager
Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is determined not to be due.

          Whether or not a Portfolio Manager Party is entitled to
indemnification hereunder shall be determined by the judgment of independent counsel as to whether such Portfolio Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

                                       -5-

          7.   Brokerage, Dealing and Other Counterparty Contracts; Custody.

          (a) The Portfolio Manager is authorized to negotiate all brokerage, dealing and other counterparty agreements between the Master Fund and its respective brokers, dealers and counterparties, as well as all other agreements relating to the Master Fund's investing, including agreements with Related
Parties. The Portfolio Manager, absent bad faith, shall have no liability for the terms of any such agreement or for the actions or omissions for any such broker, dealer or counterparty.

          (b) The Portfolio Manager may, on behalf of the Master Fund, enter into brokerage and dealing arrangements pursuant to which the Master Fund pays transaction costs in an amount greater than would be incurred if another broker or dealer were used. The Portfolio Manager may also receive products and other services from the brokers and dealers through which the Master Fund executes transactions. In certain cases, such arrangements may fall outside of the safe harbor for fiduciaries' use of "soft dollar" payments established by Section
28(e) of the U.S. Securities Exchange Act of 1934, as amended; provided, in each case, that the Portfolio Manager believes that these arrangements are equitable and consistent with the Master Fund's objectives.

          (c) The Portfolio Manager shall not itself have custody, or any responsibility for the safekeeping, of the Master Fund's investment assets or other property.

          (d) The Portfolio Manager shall use reasonable efforts to allocate or rotate investment opportunities among the accounts managed through the Portfolio
Manager in a manner which the Portfolio Manager deems equitable (giving due consideration to the differences among the investment strategies employed by the various accounts), but the Master Fund and the Directors acknowledge and agree there can be no assurance that all accounts (including the Master Fund) will be treated equally or pro rata (whether any unequal or non-pro rata treatment is the result of tax, regulatory, working capital availability, risk capital availability, different investment strategies and/or other considerations).
Moreover, to the fullest extent permitted by law, the Portfolio Manager shall be permitted to aggregate orders for the Master Fund with orders for other discretionary or non-discretionary accounts (the "CD Accounts") (including their respective trading affiliates), notwithstanding that the effect of such aggregation may operate to the disadvantage of the Master Fund.

          (e) The Master Fund and the Directors acknowledge and agree that, by reason of the other business activities of the Related Parties, the Portfolio
Manager may acquire confidential information or otherwise be restricted from initiating transactions in certain investment assets, and, in such event, the
Portfolio Manager shall not be free to divulge, or act upon, any such confidential information with respect to the Portfolio Manager's performance of its duties under this Agreement. Moreover, due to such confidential information or restrictions, the Portfolio Manager may not initiate a transaction for the
Master Fund which the Portfolio Manager otherwise might have initiated, and the
Master Fund may, as a result, be required to retain an investment asset that the
Portfolio Manager otherwise might have liquidated or sold, or to refrain from acquiring an investment asset that it otherwise might have acquired.

          8.   Compensation.

          The Portfolio Manager shall be reimbursed by the Master Fund for all expenses caused by the Portfolio Manager in managing the Master Fund's assets;
otherwise all

                                       -6-

compensation due to the Portfolio Manager for set management shall be paid by the Shareholders not the Master Fund itself.

          9.   Accounting and Other Information.

          (a) The Master Fund shall instruct its brokers and counterparties to send confirmations of all trades executed for the Master Fund's account to the
Portfolio Manager.

          (b) The Portfolio Manager shall furnish to the Directors such information concerning the Portfolio Manager's management and valuation of the
Master Fund's investment assets as the Master Fund may reasonably request;
provided that the Portfolio Manager need not disclosure any information which it undertake property.

          (c) Subject to SECTION 21, the Portfolio Manager shall maintain all records relating to the management of the Master Fund's investment assets as may be required by law. At the reasonable request of the Directors, the Portfolio
Manager shall give the Master Fund (at the expense of the Master Fund)
reasonable access to such documents and shall permit the Master Fund and its representatives to copy such documents, subject to SECTION 20.

          10.  Independent Contractor.

          For all purposes of this Agreement, the Portfolio Manager shall be an independent contractor and not an employee or dependent agent of the Master
Fund. Nothing in this Agreement shall be construed as making the Master Fund a partner or co-venturer with any Related Party or other CD Account. Except as provided in this Agreement, any other agreements authorized by the By-laws and/or the By-laws themselves, the Portfolio Manager shall have no authority to bind, obligate or represent the Master Fund, and shall be subject to none of the fiduciary duties of a partner, director or officer in respect of the Master
Fund. This Agreement establishes and limits by its terms the Portfolio Manager's obligations to the Master Fund.

          11.  Term; Termination; Renewal.

          (a) This Agreement shall continue in effect in respect of each
Shareholder's investment in the Master Fund for as long as the Portfolio
Management Agreement between the Portfolio Manager and such Shareholder;
consequently, this Agreement shall terminate when the last of such Portfolio
Management Agreements terminates.

          (b) The expiration or termination of this Agreement shall in no respect extinguish the obligations of the Master Fund for the payment of fees and expenses in respect of services rendered by the Portfolio Manager prior to the effective date of such expiration or termination.

          12.  Amendment.

          This Agreement may not be amended except by the written consent of both the Master Fund and the Portfolio Manager.

          13.  Notices.

          All notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall

                                       -7-

personally be delivered, delivered by facsimile transmission (and, unless waived by the recipient upon receipt of any such facsimile transmission, confirmed by delivery in another manner permitted hereunder), mailed by certified or registered mail (postage prepaid) or sent by overnight delivery by a reputable private carrier or the postal service of any O.E.C.D. government, addressed:

          if to the Master Fund to:

              CD INTERNATIONAL LTD.
              c/o Trident Trust Company (Cayman) Limited
              One Capital Place, Fourth Floor
              P.O. Box 847 GT
              George Town, Grand Cayman
              Cayman Islands

          if to the Portfolio Manager to:

              CD CAPITAL MANAGEMENT LLC
              Two North Riverside Plaza
              Sixth Floor
              Chicago, Illinois 60606
              Arm: John Ziegelman

All notices or other communications shall be deemed to have been validly given upon receipt when personally delivered or delivered by a confirmed facsimile transmission, on the 3rd day after having been mailed by certified or registered mail, or on the next day after being sent by overnight delivery, as the case may
be.

          14. No Assignment or Delegation.

          Except as set forth in this SECTION 14, neither the Master Fund nor the Portfolio Manager may assign any of its rights or delegate any of its obligations and/or power and authority under this Agreement without the prior written consent of the other party hereto; provided, that (i) the Portfolio
Manager may from time to time assign to a trust the Portfolio Manager's rights, pursuant to the Incentive Fee Payment Schedule, to receive, as a general, unsecured creditor of the Master Fund, any and all Deferral Amounts, and (ii)
the Portfolio Manager may perform its obligations and exercise its power and authority under this Agreement through one or more Related Parties or any other person(s).

          15. Counterparts; Facsimiles.

          This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document. Facsimile signature pages shall have the same binding force and effect as original copies.

          16. No Waiver.

          No failure or delay on the part of either the Master Fund or the
Portfolio Manager in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further

                                       -8-

exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

          17.  Right of Third Parties to Rely on the Power and Authority of the
Portfolio Manager.

          Notwithstanding anything to the contrary contained herein, any actions or omissions by relating to the subject matter of this Agreement may be relied upon by any third party as binding upon the Master Fund.

          18.  Headings and Captions; Interpretation.

          (a) In this Agreement, wherever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

          (b) All headings and captions contained in this Agreement, as well as the Table of Contents, are included for convenience of reference only and shall not be deemed a part of this Agreement.

          19. Binding Effect; Benefit.

          To the fullest extent permitted by law, this Agreement shall be binding upon and shall inure to the benefit of the Master Fund, the Portfolio
Manager, all persons indemnified hereunder and their respective estates, permissible successors, transferees, custodians, executors, administrators, legal representatives, heirs and assignees.

          20. Confidentiality.

          (a) The Master Fund agrees not to distribute any information regarding any Related Party without the express written approval of the Portfolio Manager.

          (b) In no event shall the Master Fund, without the prior written consent of the Portfolio Manager, disclose to the Shareholders, or make available for inspection, any information which would identify the investment assets or the investment strategies of the Master Fund or any of its Affiliates, or which relates to any of the strategies or methods of any Related Party.

          21. GOVERNING LAW; VENUE.

          THIS AGREEMENT IS MADE PURSUANT TO AND SHALL BE GOVERNED BY THE LAWS
OF THE STATE OF ILLINOIS, NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT IS
EXECUTED BY THE PARTIES OR THE LOCATION OF ANY OFFICE, VENTURE OR OPERATION OF
THE FUND, THE DIRECTORS OR THE PORTFOLIO MANAGER. ANY ACTION OR PROCEEDING
BROUGHT BY CD CAPITAL MANAGEMENT LLC AGAINST ONE OR MORE SHAREHOLDERS, DIRECTORS
OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT MAY, AND ANY ACTION OR
PROCEEDING BROUGHT BY ANY OTHER PARTY AGAINST CD CAPITAL MANAGEMENT LLC OR THE
FUND RELATING IN ANY WAY TO THIS AGREEMENT SHALL, BE BROUGHT AND ENFORCED IN THE
COURTS OF COOK COUNTY IN THE STATE OF ILLINOIS OR (TO THE EXTENT

                                       -9-

SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE COURTS OF THE UNITED STATES
FOR THE NORTHERN DISTRICT OF ILLINOIS, AND THE MASTER FUND, THE DIRECTORS AND
THE PORTFOLIO MANAGER IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH STATE
AND FEDERAL COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE MASTER FUND
AND THE PORTFOLIO MANAGER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY
LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF
ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF COOK COUNTY IN THE STATE OF
ILLINOIS OR IN THE COURTS OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF
ILLINOIS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH
COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          22. Entire Agreement.

          This Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersede any prior agreements and understandings of the parties relating to such subject matter. In the event of any inconsistency between the terms of this Agreement, this
Agreement shall control.

          23. Severability.

          In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other. Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the fullest extent permitted by applicable law in the jurisdiction in question and otherwise as set forth herein.

                                     *****

                                      -10-

          IN WITNESS WHEREOF, this Agreement has been executed by the Master
Fund, its Directors and the Portfolio Manager as of February 5, 2003.

                                        CD INVESTMENT PARTNERS LTD.

                                        By: /s/ John Ziegelman
                                            ------------------------------------
                                            Name: John Ziegelman
                                            Title: Director

Accepted:

CD CAPITAL MANAGEMENT LLC

By: /s/ John Ziegelman
    ---------------------------------
    John Ziegelman
    Managing Member

                                      -11-